Exhibit 99.1

Executing on our Continuing Commitment to Enhance Corporate Governance From the Desk of the Chairman & CEO Nicholas S. Schorsch

SHAREHOLDER MEMORANDUM ::	July 28, 2014	NASDAQ: ARCP :: www.arcpreit.com

As I transition the CEO role of American Realty Capital Properties, Inc. (“ARCP”) to David Kay, effective October 1, I will continue to focus on my position as ARCP’s Chairman. As Chairman, I will have the vantage point from which to focus on opportunities to improve our corporate governance and guide our corporate strategy.

I also wish to inform you that David, Brian Block, our CFO, and I have agreed with the Board to accept all of our 2014 compensation, above our base pay, in the form of common stock, further aligning our interests with those of our shareholders.

In my July 8 shareholder letter, I announced several measures that we would undertake to enhance our corporate governance. I am pleased to inform you that we have accomplished all of the following actions:

☑	We ended our investment banking relationship with RCS Capital.

☑	We enhanced the independence of certain of our directors by scheduling their resignations from the boards of American Realty Capital-sponsored non-traded REITs on which they serve.

☑	We elected David Kay to join our Board of Directors when he becomes ARCP’s CEO on October 1.

☑	We added to our Board of Directors Bruce Frank, a highly respected, long-time Ernst & Young partner with substantial experience in the real estate sector.

☑	We acknowledged the resignation of Brian Block, our CFO, from the board of directors of RCS Capital Corporation.

Today’s shareholder memorandum describes our ongoing commitment to improve ARCP’s corporate governance practices. As we execute on this pledge, we look at further measures that will serve to augment our company’s governance policies, while we remain attuned to “best practices” suggested by governance rating organizations, such as ISS. In this regard, I am announcing today a number of important additional steps our Board is taking in order to continue delivering on this commitment.

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ARCP SHAREHOLDER MEMORANDUM

1.	Shareholders Will Have the Right to Elect the Entire Board at Each Annual Meeting. Our directors will adopt a resolution assuring our shareholders the ability to elect our entire Board of Directors at each annual meeting. Absent such a resolution, the Maryland Unsolicited Takeover Act, or MUTA, would enable the directors to classify the Board without affording shareholders the right to vote.

2.	We Will Add a New Independent Director to Replace One of Our Legacy Independent Directors Before the End of the Fourth Quarter. Our Board’s Nominating and Corporate Governance Committee is already engaged in a search for a new independent director to replace one of our legacy (pre-2014) independent directors. This rotation of independent directors serves to bring fresh ideas and different perspectives to our Board, diversifying our intellectual capital.

3.	We Are Redesigning Our CEO Pay Package to Better Align Interests and Pay-for-Performance. We are constructing pay-for-performance and pay equity compensation arrangements for David Kay as he assumes the role as our CEO, intended to align interests and reward performance.

4.	We Intend to Adopt Certain Industry Best Practices Relating to Hedging of Company Shares and Stock Ownership Guidelines. In line with industry best practices, we will adopt a policy prohibiting hedging of company shares by members of our Board of Directors and our employees.

We will adopt stock ownership guidelines for our executive officers and directors, requiring our Chairman and CEO and our President to own stock valued at least at six times their base salaries and directors to own stock valued at least at five times the cash portion of their annual retainers, each after an appropriate phase-in period. The intent of this policy is to align our senior executives and directors with the interests of our shareholders.

5.	As Chairman, I Will Continue to Reach Out Regularly to Our Shareholders. I will continue our shareholder outreach effort, with the participation by one or more members of our Board’s Compensation Committee, and meet with shareholder groups to engage in responsible dialogue on compensation and corporate governance matters.

6.	We Will Continue to Improve Our Disclosures. The proxy statement we use in connection with our 2015 annual shareholder meeting will reflect better disclosures to afford greater insight into our Compensation Committee’s decision-making process, as well as the benchmarking and analyses underlying their decisions.

The measures identified above demonstrate our continuing commitment to our shareholders to improve our corporate governance practices, to align our pay practices with performance, and to create greater overall transparency — all with a view of providing better governance practices and positioning us to enhance long-term value for all shareholders.

Regards,

Nicholas S. Schorsch

Chairman & CEO, American Realty Capital Properties, Inc.

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